ROPES & GRAY LLP ONE METRO CENTER 700 12TH STREET, NW SUITE 900 WASHINGTON, DC 20005-3948 202-508-4600 F 202-508-4650 BOSTON NEW YORK PALO ALTO SAN FRANCISCO WASHINGTON, DC www.ropesgray.com

October 24, 2006

JPMorgan Trust I

245 Park Avenue

New York, New York 10167

Ladies and Gentlemen:

You have informed us that you intend to file a Rule 485(b) Post-Effective Amendment (the “Amendment”) to your Registration Statement under the Investment Company Act of 1940, as amended, with the Securities and Exchange Commission (the "Commission") for the purpose of updating the financial information of the JPMorgan Capital Growth Fund, JPMorgan Disciplined Equity Fund, JPMorgan Diversified Fund, JPMorgan Dynamic Small Cap Fund, JPMorgan Growth and Income Fund, JPMorgan Intrepid America Fund, JPMorgan Intrepid Growth Fund, JPMorgan Intrepid Long/Short Fund, JPMorgan Intrepid Multi Cap Fund, JPMorgan Intrepid Value Fund, JPMorgan Micro Cap Fund, JPMorgan Mid Cap Equity Fund, JPMorgan Small Cap Core Fund, JPMorgan Small Cap Equity Fund, JPMorgan Strategic Small Cap Value Fund, JPMorgan U.S. Equity Fund, JPMorgan U.S. Large Cap Core Plus Fund, JPMorgan U.S. Small Company Fund, JPMorgan Value Advantage Fund, JPMorgan SmartRetirement Income Fund, JPMorgan SmartRetirement 2010 Fund, JPMorgan SmartRetirement 2015 Fund, JPMorgan SmartRetirement 2020 Fund, JPMorgan SmartRetirement 2030 Fund, and JPMorgan SmartRetirement 2040 Fund (each a "Series") and making certain other changes.

We have examined your Declaration of Trust as amended to date and, as on file in the office of the Secretary of The State of Delaware, the Certificate of Trust. We are familiar with the actions taken by your Trustees to authorize the issue and sale from time to time of your units of beneficial interest ("Shares") at not less than the public offering price of such shares and have assumed that the Shares will be issued and sold in accordance with such action pursuant to an effective registration statement. We have also examined a copy of your By-laws and such other documents as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the issue and sale of the authorized but unissued Shares of the Series have been duly authorized. Upon the original issue and sale of your authorized but unissued Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares issued will be validly issued, fully paid and non-assessable.

We consent to this opinion accompanying the Amendment when filed with the Commission.

ROPES & GRAY LLP

October 24, 2006

Very truly yours,

Ropes & Gray LLP